                                              BLACKROCK Master Focus Twenty Trust

           FILE #811-09735

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/13/2006	LAS VEGAS	55,000,000	55,000

Goldman, Sachs, & Co., Citigroup Global Markets Inc., Lehman Brothers Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, J.P. Morgan Securities Inc., UBS Securities LLC, Calyon Securities (USA) Inc., Samuel A. Ramirez & Company, Inc., Scotia Capital (USA) Inc.